Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

APERGY CORPORATION

Apergy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The present name of the Corporation is Apergy Corporation.

2.

The Corporation was originally incorporated under the name Wellsite Corporation. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 10, 2017, and a Certificate of Amendment thereto was filed with the office of the Secretary of State of the State of Delaware on February 2, 2018. The current Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 8, 2019.

3.	Article I of the Certificate of Incorporation is hereby amended and restated to read as follows:

“FIRST. The name of the Corporation is ChampionX Corporation (the “Corporation”).”

4.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

5.	This Certificate of Amendment shall become effective as of June 3, 2020.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 3rd day of June, 2020.

By:	/s/ Julia Wright
	Name:	Julia Wright
	Title:	Senior Vice President, General
Counsel and Secretary

[CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF APERGY CORPORATION]